UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

August 12, 2014

MACKENZIE REALTY CAPITAL INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-55006	45-4355424
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1640 School Street Moraga, California	94556
(Address of principal executive offices)	(Zip Code)

(925) 631-9100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Second Calendar Quarter 2014 Dividend

The board of directors (the “Board”) of MacKenzie Realty Capital, Inc. (the “Company”) has authorized the Company to declare two dividends for the Second Calendar Quarter 2014.  The first is the Company’s regular quarterly dividend at the annual rate of 7% based upon the sale price of $10 per Share. The second is a special dividend resulting in large part from the sale of the Prescott Hotel announced previously, in the amount of $0.125 per share.  Unless pro-rated due to closings during the quarter as described in the paragraph below, shareholders of record as of June 30, 2014, will receive a total dividend equal to $0.30 per Share, and will be paid on or about August 20, 2014, in cash or reinvested in stock for those participating in the Company’s dividend reinvestment plan. The Board anticipates making future declared dividends, if any, on a similar schedule, within 45 days after the close of the previous fiscal quarter.  The Board determined that the Company had sufficient income from the fiscal year ended June 30, 2014, to support the regular quarterly dividend to Stockholders at the annualized rate of 7%, in addition to the special dividend, without distributing any original capital.

For any Shares issued pursuant to a closing during the Second Calendar Quarter 2014, dividends will be pro-rated based upon the “acceptance date” for such closings. Shares issued with an effective date of May 1, 2014, will receive $0.10 per Share and shares issued with an effective date of June 1, 2014, will receive $0.20 per Share.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, and its other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKENZIE REALTY CAPITAL, INC.
(Registrant)

Date: August 13, 2014	By:	/s/ Robert Dixon
Robert Dixon
President